Exhibit 99.1

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666

FOR IMMEDIATE RELEASE

COGNIZANT ANNOUNCES FIRST QUARTER 2016 RESULTS

First quarter revenue up 10.0% year-over-year; Adds 11,300 net new staff during quarter;
Re-affirms full year EPS guidance

TEANECK, N.J., May 6, 2016-Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of information technology, consulting, and business process services, today announced its first quarter 2016 financial results.

Highlights-First Quarter 2016

•	First quarter revenue of $3.20 billion was up 10.0% from the year-ago period and down 0.9% sequentially.

•	GAAP diluted EPS was $0.72, up from $0.62 in the year-ago period.

•	Non-GAAP diluted EPS was $0.80, up from $0.71 in the year-ago period.

•	Net headcount addition for the quarter was approximately 11,300.

Revenue for the first quarter of 2016 was $3.20 billion, up 10.0% from $2.91 billion in the first quarter of 2015. GAAP net income was $441.2 million, or $0.72 per diluted share, compared to $382.9 million, or $0.62 per diluted share, in the first quarter of 2015. Non-GAAP diluted earnings per share was $0.80 compared to $0.71 in the first quarter of 2015. GAAP operating margin for the quarter was 17.3%. Non-GAAP operating margin for the quarter was 19.9%, within the Company’s target range of 19-20%. Reconciliations of non-GAAP financial measures to GAAP operating results and diluted EPS are included at the end of this release.

 “Overall, our first quarter results were in line with our expectations and guidance. Client demand for our digital expertise, services and technologies remains strong,” said Francisco D’Souza, Chief Executive Officer.  “We continue to see positive returns from our extensive strategic investment in disruptive technologies, new digital business models and best-in-class delivery capabilities. We believe our strong fundamentals have positioned us well to be the transformation partner of choice for our clients.”
“As anticipated, during the first quarter we saw softness in our healthcare segment due to M&A activity, as well as softness in our banking segment due to financial market volatility,” said Gordon Coburn, President. “As we move into the second quarter, we are quite pleased with our momentum with new and existing clients, which we expect to drive sequential revenue growth in the second quarter of $140 to $200 million.  To support this expected growth, we significantly accelerated hiring during the first quarter and increased our global headcount by 11,300 employees.”

2016 Outlook-Second Quarter and Full Year

The Company is providing the following guidance:

▪	Second quarter 2016 revenue expected to be in the range of $3.34 billion to $3.40 billion.

▪	Second quarter 2016 non-GAAP diluted EPS expected to be in the range of $0.80 to $0.82.

▪	Fiscal 2016 revenue expected to be in the range of $13.65 billion to $14.0 billion.

▪	Fiscal 2016 non-GAAP diluted EPS expected to be in the range of $3.32 to $3.44.

“Based on first quarter results and our visibility on deals ramping up throughout the year, we have tightened our 2016 revenue guidance range to $13.65-$14.0 billion, representing approximately 10-13% growth year-over-year,” said Karen McLoughlin, Chief Financial Officer.  “Our balance sheet and cash position remain healthy. We repurchased 4.3 million shares in the first quarter at a total cost of $244.6 million, reflecting confidence in the strength of our business and our commitment to drive shareholder value.”

Conference Call
Cognizant will host a conference call on May 6, 2016 at 8:00 a.m. (Eastern) to discuss the Company’s first quarter 2016 results. To listen to the conference call, please dial (877) 810-9510 (domestic) and (201) 493-6778 (international) and provide conference passcode: Cognizant Call.

The conference call will also be webcast via the Cognizant website at http://investors.cognizant.com/. Please access the website at least 15 minutes prior to the call to register and download/install any necessary audio software.

A replay of the conference call will be available by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and entering 13635020 from two hours after the end of the call until 11:59 p.m. (Eastern) on Friday, May 20, 2016. The replay will also be available at Cognizant’s website http://investors.cognizant.com/ for 60 days following the call.

About Cognizant
Cognizant (NASDAQ: CTSH) is a leading provider of information technology, consulting, and business process services, dedicated to helping the world’s leading companies build stronger businesses. Headquartered in Teaneck, New Jersey (U.S.), Cognizant combines a passion for client satisfaction, technology innovation, deep industry and business process expertise, and a global, collaborative workforce that embodies the future of work. With over 100 development and delivery centers worldwide and approximately 233,000 employees as of March 31, 2016, Cognizant is a member of the NASDAQ-100, the S&P 500, the Forbes Global 2000, and the Fortune 500 and is ranked among the top performing and fastest growing companies in the world. Visit us online at www.cognizant.com or follow us on Twitter: Cognizant.

Forward-Looking Statements
This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, our expectations regarding opportunities in the marketplace and our anticipated financial performance, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Non-GAAP Financial Measures
To supplement our financial results presented in accordance with GAAP, this press release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: non-GAAP operating margin and non-GAAP diluted earnings per share (“non-GAAP diluted EPS”). These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of Cognizant’s GAAP financial measures to the corresponding non-GAAP measures should be carefully evaluated. With respect to our expectations in the “2016 Outlook - Second Quarter & Full Year” section above, reconciliation of non-GAAP diluted EPS guidance to GAAP diluted EPS guidance cannot be provided without unreasonable efforts on a forward-looking basis due to the high variability and low visibility with respect to net non-operating foreign currency exchange gains or losses which are excluded from the non-GAAP diluted EPS.

We seek to manage the company to a targeted operating margin, excluding stock-based compensation costs and acquisition-related charges, of 19% to 20% of revenues. Acquisition-related charges include, when applicable, amortization of purchased intangible assets included in the depreciation and amortization expense line on our condensed consolidated statements of operations, external deal costs, acquisition-related retention bonuses, integration costs, changes in the fair value of contingent consideration liabilities, charges for impairment of acquired intangible assets and other acquisition-related costs. In addition to excluding stock-based compensation costs and acquisition-related charges, our non-GAAP diluted EPS also exclude net non-operating foreign currency exchange gains or losses, inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes. Management believes providing investors with an operating view consistent with how it manages the company provides enhanced transparency into the operating results of the company. For our internal management reporting and budgeting purposes, we use non-GAAP financial measures for financial and operational decision making, to evaluate period-to-period comparisons and for making comparisons of our operating results to those of our competitors. Therefore, it is our belief that the use of non-GAAP financial measures provides a meaningful supplemental measure for investors to evaluate our financial performance. Accordingly, we believe that the presentation of non-GAAP operating margin and non-GAAP diluted EPS, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP measures versus financial measures calculated in accordance with GAAP is that non-GAAP measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and exclude costs that are recurring, namely stock-based compensation, acquisition-related charges, including amortization of purchased intangibles, and net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating margin and non-GAAP diluted EPS to allow investors to evaluate such non-GAAP financial measures.

Contact: David Nelson
VP, Investor Relations & Treasurer
201-498-8840
david.nelson@cognizant.com

- tables to follow -

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per share data)

	Three Months Ended March 31,
	2016	2015
Revenues	$3,202.0	$2,911.4
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	1,915.4	1,727.2
Selling, general and administrative expenses	646.2	610.8
Depreciation and amortization expense	86.4	73.1
Income from operations	554.0	500.3
Other income (expense), net:
Interest income	30.6	18.0
Interest expense	(5.1)	(5.0)
Foreign currency exchange gains (losses), net	9.1	(2.2)
Other, net	0.5	(0.5)
Total other income (expense), net	35.1	10.3
Income before provision for income taxes	589.1	510.6
Provision for income taxes	147.9	127.7
Net income	$441.2	$382.9
Basic earnings per share	$0.73	$0.63
Diluted earnings per share	$0.72	$0.62
Weighted average number of common shares outstanding - Basic	608.0	609.6
Weighted average number of common shares outstanding - Diluted	611.8	613.9

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)
(In millions)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$1,523.8	$2,125.2
Short-term investments	2,927.9	2,824.3
Trade accounts receivable, net	2,319.1	2,252.6
Unbilled accounts receivable	432.2	369.0
Other current assets	367.9	337.5
Total current assets	7,570.9	7,908.6
Property and equipment, net	1,270.0	1,271.4
Goodwill	2,461.8	2,404.7
Intangible assets, net	862.3	864.3
Deferred income tax assets, net	295.0	347.8
Other noncurrent assets (1)	275.9	264.2
Total assets (1)	$12,735.9	$13,061.0
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$213.2	$165.3
Deferred revenue	349.6	323.7
Short-term debt	162.5	406.3
Accrued expenses and other current liabilities	1,325.1	1,818.4
Total current liabilities	2,050.4	2,713.7
Deferred revenue, noncurrent	67.6	49.3
Deferred income tax liabilities, net	9.1	3.3
Long-term debt (1)	858.4	876.8
Other noncurrent liabilities	138.1	139.8
Total liabilities (1)	3,123.6	3,782.9
Total stockholders’ equity	9,612.3	9,278.1
Total liabilities and stockholders’ equity (1)	$12,735.9	$13,061.0

Notes:

(1)
Reflects the adoption of a newly issued accounting update requiring the presentation of debt issuance costs as a direct deduction from the carrying value of the debt in the consolidated statement of financial position.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended March 31
	2016	2015
GAAP income from operations	$554.0	$500.3
Add: Stock-based compensation expense (a)	53.5	45.8
Add: Acquisition-related charges (b)	29.1	30.7
Non-GAAP income from operations	$636.6	$576.8

GAAP operating margin	17.3%	17.2%
Effect of above adjustments to income from operations	2.6%	2.6%
Non-GAAP operating margin	19.9%	19.8%

GAAP diluted earnings per share	$0.72	$0.62
Effect of above operating adjustments, net of tax	0.10	0.09
Effect of non-operating foreign currency exchange (gains) losses, net of tax (c)	(0.02)	—
Non-GAAP diluted earnings per share	$0.80	$0.71
Notes:

(a)
For the three months ended March 31, 2016, the $53.5 million adjustment to exclude stock-based compensation from income from operations includes $12.6 million, which was reported in cost of revenues and $40.9 million, which was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.

For the three months ended March 31, 2015, the $45.8 million adjustment to exclude stock-based compensation from income from operations includes $9.4 million, which was reported in cost of revenues and $36.4 million, which was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.

(b)
Acquisition-related charges include the following when applicable: amortization of acquired intangible assets, external deal costs, acquisition-related retention payments, changes in the fair value of contingent consideration liabilities, integration costs and other acquisition-related costs.

(c)	Non-operating foreign currency exchange gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes.
The above tables serve to reconcile the Non-GAAP financial measures to comparable GAAP measures. Please refer to the “About Non-GAAP Financial Measures” section of our press release for further information on the use of these Non-GAAP measures.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Schedule of Supplemental Information
(Unaudited)
(In millions)

	Three Months Ended March 31, 2016
			% Change
	$	% of total	Sequential	Year over Year
Revenues by Segment:
Financial Services	$1,285.7	40.2%	(1.7)%	10.7%
Healthcare	914.1	28.5%	(4.0)%	4.0%
Manufacturing/Retail/Logistics	632.5	19.8%	3.6%	15.2%
Other	369.7	11.5%	2.0%	14.7%
Total Revenues	$3,202.0		(0.9)%	10.0%

Revenues by Geography:
North America	$2,497.3	78.0%	(1.4)%	9.0%
United Kingdom	298.8	9.3%	(2.3)%	4.8%
Rest of Europe	226.6	7.1%	5.4%	18.8%
Europe - Total	525.4	16.4%	0.9%	10.4%
Rest of World	179.3	5.6%	0.3%	24.9%
Total Revenues	$3,202.0		(0.9)%	10.0%